Exhibit 10.41(e)

MEMORANDUM OF AGREEMENT

Agreement made this 10th day of October, 2001, by and between T.O.P LOCAL 2110 UAW – AFL-CIO (the "Union") and TECHNICAL CAREER INSTITUTES, INC. (the "College" or "TCI"). This Agreement amends: (A) the collective bargaining agreement between the parties covering a unit of instructors, laboratory technicians and maintenance employees; and (B) the collective bargaining agreement between the parties covering a unit of office clerical employees. Each of these agreements was in effect from October 10, 1998 through October 9, 2001.

1. Term of Agreement. The new collective bargaining agreements shall take effect on October 10, 2001 and expire on October 9, 2004.

2. Wage Increases. Employees shall receive the salary increases set forth in the following schedule:

Effective Date	Faculty	Non-Faculty
October 10, 2001	$40.00	$40.00
October 10, 2002	$20.00	$20.00
April 10, 2003	$20.00	$20.00
October 10, 2003	$20.00	$20.00
April 10, 2004	$20.00	$20.00

Evening faculty and part-time clerical employees shall receive the salary increases on a pro rata basis. The base hourly rate for day faculty shall remain base weekly rate x 1/20. The Evening Faculty hourly rate shall also be based on 1/20.

3. Minimums. All minimums shall be increased by the amounts of the wage increases set forth above.

4. Paid Time Off for Faculty.

(a) Personal Days. Personal days for evening faculty members shall be increased to two per year, no more than one of which may be taken in a single semester.

(b) Holidays. Evening faculty shall receive Christmas as a paid holiday.

5. Paid Time Off for Clericals

Clericals shall receive an additional administrative holiday, to be taken during the Spring semester.

6. Class Size. There shall be a maximum of 20 students in ESL and remedial writing, English and math classes. The other provisions of Article 23, Section N shall remain unchanged.

7. Salary Increases for Additional Degrees. Salary increases for additional degrees shall only be granted for degrees from: (a) institutions for higher education that are eligible to receive Title IV funds; and (b) comparable foreign and domestic institutions, as determined by the College's Credentials Office. Disputes as to comparability may be resolved through the grievance and arbitration procedure, if necessary. The Arbitrator may only reverse a determination of the Credentials Office if the Arbitrator finds that the Credentials Office abused its discretion, or otherwise acted unreasonably.

8. Middle States Involvement. Faculty involvement in Middle States shall be continued without compensation, on the same basis as set forth in the 1998 to 2001 agreement.

9. Eliminate Smoking Room. The College shall no longer be required to maintain a designated smoking room.

10. Children on Campus. Employees are not permitted to bring their children on campus for child care purposes or for other extended periods of time, except for days such as "Bring Your Daughter to Work Day."

11. Grievance Notices. Grievance notices must be signed or initialed by a shop steward or a Union representative, and provide sufficient information for the College to be able to investigate the grievance. A failure to initial or sign the grievance shall not affect the timeliness of the grievance. The College will not deny a grievance that lacks sufficient information to investigate; it shall request additional information from the Union.

✓12. Mandatory Overtime. Article 9 in the Clerical agreement shall be amended to provide that mandatory overtime will be equitably distributed.

✓13. Notice of Union Activity. Except in emergencies, or as otherwise appropriate in the circumstances, the shop steward, unit chair, chief steward or Union shall provide at least one day's notice of a shop steward, unit chair, chief steward or Union activity that would require coverage of his or her work assignment in order for the College to arrange coverage. To be deemed "one day's notice," notice must be received by the College by 4:00 p.m. on the day before the proposed activity, except where meetings require that coverage be provided for five or more employees, in which case notice must be received by 2:00 p.m. on the day before the proposed activity. Upon mutual agreement, the parties may waive or shorten the notice period. Nothing herein shall be deemed to be a waiver of Weingarten rights.

14. Leaves of Absence. Modify Section A of the Leave of Absence provision in each collective bargaining agreement to read as follows:

> Except for military service, a leave of absence shall be applied for in writing on the forms to be provided for that purpose. All such

applications shall set forth the reason for the leave, and provide a minimum notice of at least two weeks, except in an emergency. Requests for leaves shall not unreasonably be denied.

15. Improved Dental Plan. The College will cover fully the costs of the improved GHI Dental Plan.

16. Optical Plan. The College will provide coverage under the Davis Vision Plan.

17. Parental Leave. For a documented pregnancy disability, the College will supplement a sixth week (*i.e.*, the seventh week of disability) of an employee's New York State disability pay up to the employee's full salary for the week. The College will provide two weeks of paid maternity leave and two weeks of paid paternity leave for child care purposes for any births after October 9, 2001.

18. Section 125 Plan. The College will make Section 125 medical spending accounts and child care accounts available for all employees.

19. 401(k) Savings Plan. The Employer contribution to the 401(k) Savings Plan shall be increased to a 50% match up to 4 1/2%, effective January 1, 2002.

20. Sabbatical Plans. Faculty members must follow their approved sabbatical plans. If a faculty member fails to do so, the College may take appropriate action.

21. Sunday Schedules. The College shall have the same right to schedule Sunday hours as Saturday hours, except that mandatory Sunday assignments shall apply only to Evening Faculty hired after October 9, 2001.

22. Tuition Exemptions. Tuition exemptions shall be available to eligible family members only after the employee has been employed for six months.

23. Faculty Probationary Periods.

a. New Hires. The probationary period for new hires shall be three terms plus one additional term upon request to the Union. Such request shall not be unreasonably denied.

b. Evening Faculty Taking Day Positions. Evening faculty taking day positions shall serve a probationary period of one semester.

c. Effect on Benefits. The longer probationary periods shall have no effect on when affected employees shall become eligible for benefits. For example, health benefits will continue to be granted after 90 days of employment.

24. Access to Campus. An employee who is discharged and/or banned from the campus shall not be permitted to return to campus as a dependent student or in any other capacity unless the College, in its sole, unreviewable discretion, permits such return.

25. Technicians Working Beyond 10:00 P.M. Technicians ~~may be assigned~~ to work a full-time 10:00 p.m. to 6:00 a.m. shift in ETSS or Academic Computing Services (or to a position with responsibilities in both departments), and shall receive a 10% differential for such hours. The College shall offer current staff the opportunity to work this shift on a voluntary basis in seniority order (before attempting to fill the position from the outside). Technicians hired after October 9, 2001 may be required to work such a shift. Technicians hired after October 9, 2001 may be assigned to work mandatory overtime after 10:00 p.m. provided that all such hours are consecutive, and there is no break in work hours between the assigned shift and the overtime hours.

26. Work Study Assignments. On an annual basis, the College shall notify the Union of work study assignments, and provide job descriptions for each assignment.

27. Office Space for Evening Faculty. Evening faculty shall be provided a room with desks, lockers and computers at 500 8th Avenue. Within the next six months, evening faculty shall be provided access to computers with internet access in the main building classrooms.

28. First Week of Classes. The second time in a two-year period that a faculty member fails to teach all of his/her scheduled classes during the first seven calendar days of a semester, such faculty member shall be replaced for the semester unless the faculty member has a documented medical condition or an unforeseeable emergency that justifies the absence. Evening faculty assigned to a class that meets once a week must teach either of the first two classes in a semester to avoid remedial or disciplinary action pursuant to this paragraph.

29. Seniority Groups. Redefine seniority groups in Article 13 as follows: (1) Student Affairs, Academic Administration, Library, Mailroom, Admissions receptionists and switchboard operators; (2) Enrollment Management Services (*i.e.*, Registrar, Data Entry & CVO; (3) Student Financial Services; and (4) Admissions (other than receptionists and switchboard operators).

30. Admissions Representatives. Modify Article 29 in the Clerical agreement to read as follows:

> 1. Admissions representatives whose enrollments and registrations are at or below 82.5% of the department average for two out of any three consecutive semesters shall be subject to discharge. TCI shall provide individualized counseling and training to an employee who is at or below 82.5% of the department average to assist the employee in raising his/her productivity.

2. Prior to discharge, the College shall provide notice of not less than 30 days to the employee and the Union of the intent to discharge. During this period, the Union may file an appeal directly with the President of the College, which shall be treated as a third step appeal under the grievance procedure. The President of the College and the Union representative and the employee shall meet and discuss the appeal. If the President rejects the appeal, the discharge shall be subject to grievance and arbitration.

31. Department Chairs and Deputy Chairs. Department Chairs and Deputy Chairs who are involuntarily removed from their Chair or Deputy Chair position after having served in such a capacity for more than five years, or who voluntarily leave such a position after having served in such a capacity for more than 15 years, shall be paid three extra hours of pay per week.

32. Notice. The College shall provide each employee semi-annual notice of sick, vacation and personal days used and banked.

33. Appendix A. Appendix A (regarding job titles and pay grades), as amended, is annexed.

34. Side Letter. Side letter providing that pending court litigation between the parties will continue is annexed.

35. Vacations. Article 13 will be modified to reduce the possibility of vacation conflicts, by adding the following language:

> Seniority shall only be used to resolve conflicts between "timely" vacation requests. To be deemed timely, a vacation request for the period December 1st through May 31st must be received by the previous November 1st, and a vacation request for the period June 1st through November 30th must be received by the previous May 1st. Untimely requests will be granted on a first come, first served basis, and not in accordance with seniority. In exigent circumstances, requests will not be unreasonably denied.

36. Maintenance and Technical Employee Vacations. Maintenance and technical employees shall receive the same vacations as clerical employees.

T.O.P. LOCAL 2110, UAW, AFL-CIO	TECHNICAL CAREER INSTITUTES, INC.
Jeffie D. Flood	Thomas M. Coleman, Pres.
Tom S.M. Bongo	Alfred R. Rizzo, V.P. Academic Affairs

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Appendix A

Collective Bargaining Unit Pay Grades and Minimums

	Pay Grade I	Pay Grade II	Pay Grade III	Pay Grade IV	Pay Grade V
Active Titles from 1992-1995 App. A	Cashier Mailroom Clerk	Registrar Clerk Data Entry Clerk		Assistant Coordinator Assistant Registrar	Admissions Representative High School Recruiter
Inactive Titles 1992-1995 App. A	Bookstore Clerk	A/P Clerk A/R Clerk Attendance Clerk Clerk Typist Collections Clerk Telemarketer Receptionist/Clerk Typist Receptionist/Telemarketer	TAP Certification Assistant Collections/Default Assistant Veteran's Advisor Bursar Tuition Advisor FA Advisor Secretary/Office Assistant	Assistant Buyer- Purchasing Assistant Bursar	Placement Counselor Job Developer
Currently Used Titles	Switchboard Operator Library Clerk	Credentials Clerk Proctors Receptionist	Financial Advisor Financial Planner Senior Registrar's Clerk Refund Analyst Admission's Secretary/Receptionist Student Accounts Advisor Deferred Tuition Plan Advisor SFS Office Mgr/Data Processor Data Processor/Financial Planner	Asst. to the VP for SFS Academic Administrative Assistant Library Assistant Senior Credential's Clerk Assistant Data Entry Coordinator Student Loan Servicing Assistant Senior Analyst Senior Registrar Clerk	
Oct. 2000 Minimums					
Weekly	$532	$542	$557	$562	$623
Annual	$27,664	$28,184	$28,964	$29,224	$32,406
Oct. 2001 Minimums					
Weekly	$572	$582	$597	$602	$663
Annual	$29,744	$30,264	$31,044	$31,304	$34,486